                     U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[X]  Check box if no longer  subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1.   Name and Address of Reporting Person*

        Asbestos Settlement Trust
        c/o Kevin E. Irwin, Esq.
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        (Last)                       (First)             (Middle)

        Keating, Muething & Klekamp, P.L.L.
        1400 Provident Tower
        One East Fourth Street
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                                    (Street)
        Cincinnati                    Ohio               45202
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        (City)                      (State)              (Zip)

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2.   Issuer Name and Ticker or Trading Symbol

        Walter Industries, Inc. (WLT)
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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)

        59-3304089
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4.   Statement for Month/Year

        August 2002
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5.   If Amendment, Date of Original (Month/Year)

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6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [ ]  Director                             [X]  10% Owner
     [ ]  Officer (give title below)           [ ]  Other (specify below)

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7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person
     [ ]  Form filed by more than one Reporting Person

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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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                                                                                                6.
                                                 4.                              5.             Owner-
                                                 Securities Acquired (A) or      Amount of      ship
                                    3.           Disposed of (D)                 Securities     Form:     7.
                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                    Transaction   (Instr. 8)                   (A)             of Month(+)    Indirect  Beneficial
Title of Security     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
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Common Stock            8/1/02        S               3,700       D     $12.5741                  D
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Common Stock            8/2/02        S              31,124       D     $12.4564                  D
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Common Stock            8/5/02        S               8,600       D     $12.1133                  D
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Common Stock            8/6/02        S              15,100       D     $11.8254                  D
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Common Stock            8/7/02        S              15,900       D     $11.5748                  D
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Common Stock            8/8/02        S              31,000       D     $11.5594                  D
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Common Stock            8/14/02       S              12,200       D     $12.0921                  D
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Common Stock            8/15/02       S              22,800       D     $12.3557                  D
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Common Stock            8/16/02       S              50,600       D     $12.2111                  D
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Common Stock            8/19/02       S              32,200       D     $12.6968  4,309,438       D
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*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     4(b)(v).

+    Through  August  19,  2002 at which  point  the  Trust  ceased  to be a 10%
     beneficial owner.

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print or Type Response)                      (Over)

FORM 4 (continued)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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                                                                                                           10.
                                                                                                 9.        Owner-
                                                                                                 Number    ship
                                                                                                 of        Form
           2.                                                                                    Deriv-    of
           Conver-                    5.                              7.                         ative     Deriv-   11.
           sion                       Number of                       Title and Amount           Secur-    ative    Nature
           or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
           Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
           cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
           Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.         of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of   Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security   Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3) ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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Explanation of Responses:

/s/Gary P. Kreider, as Attorney-in-Fact                          8/26/02
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      **Signature of Reporting Person                             Date

**     Intentional misstatements or omissions of facts constitute Federal
       Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note:  File three copies of this Form, one of which must be manually signed.
       If space provided is insufficient, see Instruction 6 for procedure.

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